Exhibit 99.1

U.S. Bancorp Reports Fourth Quarter and Full Year 2019 Results

• Full year net revenue  of $22,986 million and diluted earnings per share of $4.16

• Returned $2,947 million of earnings in 4Q19 to shareholders through dividends and share buybacks

4Q19 and Full Year Key Financial Data						4Q19 and Full Year Highlights

PROFITABILITY METRICS	4Q19	3Q19	4Q18	Full Year 2019	Full Year 2018

•  Net income of $1,486 million and diluted earnings
    per common share of $0.90 for 4Q19, including
    $272 million of notable items, net of taxes,
    representing a decrease of $0.18 per diluted common
    share

• Returned $2,947 million of earnings in 4Q19 to
   shareholders through dividends and an expanded share
   buyback program

• Average total loans grew 0.8% on a linked
   quarter basis

• Average total deposits grew 1.9% on a linked quarter
   basis and 6.6% year-over-year

• Nonperforming assets decreased 15.3% on a linked
   quarter basis and 16.2% year-over-year

• Full year record net revenue of $22,986 million and diluted earnings per common share of $4.16

• Full year average total loan growth was 3.6%, 4.2%
   excluding loan sales during 2018

• Full year average total deposits grew 4.0%
   during 2019

• Positive operating leverage for full year 2019, excluding
   notable items, with net revenue increase of 2.5% and
   noninterest expense increase of 2.4%

Return on average assets (%)	1.21	1.57	1.59	1.45	1.55
Return on average common equity (%)	11.8	15.3	15.8	14.1	15.4
Return on tangible common equity (%) (a)	15.2	19.4	20.2	18.0	19.8
Net interest margin (%)	2.92	3.02	3.15	3.06	3.14
Efficiency ratio (%) (a)	60.3	53.3	56.3	55.8	55.1
INCOME STATEMENT (b)	4Q19	3Q19	4Q18	Full Year 2019	Full Year 2018
Net interest income (taxable-equivalent basis)	$3,231	$3,306	$3,331	$13,155	$13,035
Noninterest income	$2,436	$2,614	$2,498	$9,831	$9,602
Net income attributable to U.S. Bancorp	$1,486	$1,908	$1,856	$6,914	$7,096
Diluted earnings per common share	$.90	$1.15	$1.10	$4.16	$4.14
Dividends declared per common share	$.42	$.42	$.37	$1.58	$1.34
BALANCE SHEET (b)	4Q19	3Q19	4Q18	Full Year 2019	Full Year 2018
Average total loans	$294,865	$292,436	$283,677	$290,686	$280,701
Average total deposits	$356,452	$349,933	$334,365	$346,812	$333,462
Net charge-off ratio	.52%	.48%	.49%	.50%	.48%
Book value per common share (period end)	$29.90	$30.26	$28.01
Basel III standardized CET1 (c)	9.1%	9.6%	9.1%
(a) See Non-GAAP Financial Measures reconciliation on pages 16-17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“As our fourth quarter financial results indicate we ended 2019 on a good note and we enter a new year, and a new decade, in a strong position. Our focus on value creation supported continued customer acquisition and deepening of existing relationships across our franchise, which in turn drove strong account and volume growth in our fee businesses and strong loan and deposit growth in our banking businesses. During the quarter, we returned $2.9 billion of earnings to shareholders through dividends and an expanded share buyback program. We remain committed to delivering best-in-class products and services and this coming year we will continue to enhance our digital capabilities aimed at improving the customer experience and making it simpler and more productive to do business with us. I want to thank our employees for all their hard work in building the solid foundation from which we will grow in 2020 and beyond.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Incremental Share Repurchase Plan

U.S. Bancorp began repurchasing additional outstanding shares of its common stock, incremental to the authorization approved earlier this year, reflecting the Company’s ability to prudently manage capital as it responds to changes in the regulatory landscape, while continuing to invest in the future.

Investing to Advance Affordable Home Ownership

U.S. Bank recently announced $4.8 million in home grant and corporate contributions focused on advancing affordable home ownership. U.S. Bank Community Development Corporation has provided more than $125 million in new market tax credit investments to Habitat for Humanity to date that have helped build 3,000 homes in 75 cities across the country.

New eBill Servicing Offering

U.S. Bank recently launched a new simple-to-use electronic bill presentment and payment solution designed for both billers and payers. U.S. Bank eBill Service helps customers get paid faster by giving clients simple and secure ways to make payments how, when and where they want.

European Expansion

Elavon, global merchant acquirer and subsidiary of U.S. Bancorp, has recently agreed to acquire Sage Pay, a well-known and established payments gateway business in the United Kingdom and Ireland. The acquisition is part of Elavon’s strategy to help its business customers grow as the global economy becomes more digital, and as businesses look to streamline their operations with software that includes payments capabilities.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Rebekah Fawcett, 612.303.9986

U.S. Bancorp Fourth Quarter 2019 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change
Net interest income	$3,207	$3,281	$3,303	(2.3)	(2.9)	$13,052	$12,919	1.0
Taxable-equivalent adjustment	24	25	28	(4.0)	(14.3)	103	116	(11.2)
Net interest income (taxable-equivalent basis)	3,231	3,306	3,331	(2.3)	(3.0)	13,155	13,035	.9
Noninterest income	2,436	2,614	2,498	(6.8)	(2.5)	9,831	9,602	2.4
Total net revenue	5,667	5,920	5,829	(4.3)	(2.8)	22,986	22,637	1.5
Noninterest expense	3,401	3,144	3,280	8.2	3.7	12,785	12,464	2.6
Income before provision and income taxes	2,266	2,776	2,549	(18.4)	(11.1)	10,201	10,173	.3
Provision for credit losses	395	367	368	7.6	7.3	1,504	1,379	9.1
Income before taxes	1,871	2,409	2,181	(22.3)	(14.2)	8,697	8,794	(1.1)
Income taxes and taxable-equivalent adjustment	378	492	319	(23.2)	18.5	1,751	1,670	4.9
Net income	1,493	1,917	1,862	(22.1)	(19.8)	6,946	7,124	(2.5)
Net (income) loss attributable to noncontrolling interests	(7)	(9)	(6)	22.2	(16.7)	(32)	(28)	(14.3)
Net income attributable to U.S. Bancorp	$1,486	$1,908	$1,856	(22.1)	(19.9)	$6,914	$7,096	(2.6)
Net income applicable to U.S. Bancorp common shareholders	$1,408	$1,821	$1,777	(22.7)	(20.8)	$6,583	$6,784	(3.0)
Diluted earnings per common share	$.90	$1.15	$1.10	(21.7)	(18.2)	$4.16	$4.14	.5

Net income attributable to U.S. Bancorp was $1,486 million for the fourth quarter of 2019, which was 19.9 percent lower than the $1,856 million for the fourth quarter of 2018, and 22.1 percent lower than the $1,908 million for the third quarter of 2019. Diluted earnings per common share were $0.90 in the fourth quarter of 2019, compared with $1.10 in the fourth quarter of 2018 and $1.15 in the third quarter of 2019. The fourth quarter of 2019 included $(0.18) per diluted common share of notable items related to restructuring charges including severance and certain asset impairments, and increased derivative liability related to Visa shares, from their initial public offering, previously sold by the Company. By comparison, the fourth quarter of 2018 included $0.03 per diluted common share of notable items related to the gain from the sale of the Company’s ATM servicing business and the sale of a majority of the Company’s FDIC covered loans, charges related to severance, certain asset impairments, an accrual for legal matters, and the favorable impact to deferred tax assets and liabilities related to changes in estimates from tax reform.

The decrease in net income year-over-year was due to lower total net revenue of 2.8 percent and an increase in noninterest expense of 3.7 percent. Net interest income decreased 2.9 percent (3.0 percent on a taxable-equivalent basis), mainly a result of the impact of the yield curve and deposit and funding mix, partially offset by higher yields on reinvestment of securities in addition to loan growth. Excluding notable items in both the fourth quarter of 2019 and the fourth quarter of 2018, noninterest income increased 6.4 percent compared with a year ago, driven by growth in payment services revenue, trust and investment management fees, mortgage banking revenue, and higher other noninterest income, partially offset by a decrease in deposit service charges. Excluding notable items in both the fourth quarter of 2019 and the fourth quarter of 2018, noninterest expense increased 3.1 percent primarily due to personnel expense driven by stronger fee revenue production in mortgage activities, technology and communications expense in support of business growth, and net occupancy and equipment expense due to capital expenditures in support of business growth.

Net income decreased on a linked quarter basis primarily due to lower total net revenue of 4.3 percent and an increase in noninterest expense of 8.2 percent. Net interest income decreased 2.3 percent primarily due to earning asset growth being more than offset by the impact of declining short-term interest rates, higher premium amortization in the investment portfolio, and earning asset mix. Excluding the notable item in the fourth quarter of 2019, noninterest income decreased 1.5 percent compared with the third quarter of 2019 driven by seasonally lower payment services revenue, commercial products revenue, and mortgage banking revenue, partially offset by higher trust and investment management fees due to core business growth and favorable market conditions. Excluding the notable items in the fourth quarter of 2019, noninterest expense increased 1.8 percent primarily driven by seasonally higher professional services expense, technology and communications expense in support of business growth, and tax credit amortization included in other noninterest expense, partially offset by a decrease in employee benefits expense due to seasonally lower payroll taxes.

U.S. Bancorp Fourth Quarter 2019 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Change
Components of net interest income Income on earning assets	$4,281	$4,465	$4,341	$(184)	$(60)	$17,607	$16,298	$1,309
Expense on interest-bearing liabilities	1,050	1,159	1,010	(109)	40	4,452	3,263	1,189
Net interest income	$3,231	$3,306	$3,331	$(75)	$(100)	$13,155	$13,035	$120

Average yields and rates paid
Earning assets yield	3.87%	4.08%	4.11%	(.21)%	(.24)%	4.09%	3.93%	.16%
Rate paid on interest-bearing liabilities	1.22	1.37	1.26	(.15)	(.04)	1.34	1.04	.30
Gross interest margin	2.65%	2.71%	2.85%	(.06)%	(.20)%	2.75%	2.89%	(.14)%
Net interest margin	2.92%	3.02%	3.15%	(.10)%	(.23)%	3.06%	3.14%	(.08)%

Average balances
Investment securities (a)	$121,668	$117,213	$114,138	$4,455	$7,530	$117,150	$113,940	$3,210
Loans	294,865	292,436	283,677	2,429	11,188	290,686	280,701	9,985
Earning assets	439,770	435,673	420,472	4,097	19,298	430,537	415,067	15,470
Interest-bearing liabilities	341,848	336,627	319,289	5,221	22,559	332,658	314,506	18,152

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2019 was $3,231 million, a decrease of $100 million (3.0 percent) compared with the fourth quarter of 2018. The decrease was principally driven by the impact of lower interest rates and a flatter yield curve in addition to deposit and funding mix, partially offset by higher yields on reinvestment of securities and loan growth. Average earning assets were $19.3 billion (4.6 percent) higher than the fourth quarter of 2018, reflecting increases of $11.2 billion (3.9 percent) in average total loans and $7.5 billion (6.6 percent) in average investment securities. Average other earning assets decreased $1.6 billion (7.9 percent).

Net interest income on a taxable-equivalent basis decreased $75 million (2.3 percent) on a linked quarter basis primarily driven by declining short-term interest rates, higher premium amortization in the investment securities portfolio, and the mix of earning assets. Average earning assets were $4.1 billion (0.9 percent) higher on a linked quarter basis, reflecting increases of $2.4 billion (0.8 percent) in average total loans and $4.5 billion (3.8 percent) in average investment securities. Average other earning assets decreased $3.6 billion (16.6 percent).

The net interest margin in the fourth quarter of 2019 was 2.92 percent, compared with 3.15 percent in the fourth quarter of 2018 and 3.02 percent in the third quarter of 2019. The decrease in the net interest margin year-over-year was primarily due to the impact of declining interest rates on the yield curve in addition to deposit and funding mix. The decrease in net interest margin on a linked quarter basis reflects continued yield curve compression, premium amortization in the investment securities portfolio, and earning asset mix.

The increase in average investment securities in the fourth quarter of 2019 compared with the fourth quarter of 2018 and the third quarter of 2019 was primarily due to purchases of mortgage-backed securities, net of prepayments and maturities. At December 31, 2019, the Company transferred all held-to-maturity investment securities to its available-for-sale investment securities portfolio, as a result of changes in regulatory capital requirements.

U.S. Bancorp Fourth Quarter 2019 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change

Commercial	$98,362	$98,175	$95,025	.2	3.5	$97,697	$93,342	4.7
Lease financing	5,549	5,485	5,490	1.2	1.1	5,501	5,512	(.2)
Total commercial	103,911	103,660	100,515	.2	3.4	103,198	98,854	4.4

Commercial mortgages	29,133	28,319	28,930	2.9	.7	28,595	28,793	(.7)
Construction and development	10,589	10,671	11,219	(.8)	(5.6)	10,791	11,184	(3.5)
Total commercial real estate	39,722	38,990	40,149	1.9	(1.1)	39,386	39,977	(1.5)

Residential mortgages	69,909	68,608	64,476	1.9	8.4	67,747	61,893	9.5

Credit card	24,107	23,681	22,396	1.8	7.6	23,309	21,672	7.6

Retail leasing	8,486	8,442	8,489	.5	--	8,515	8,253	3.2
Home equity and second mortgages	15,221	15,601	16,065	(2.4)	(5.3)	15,659	16,076	(2.6)
Other	33,509	33,454	31,587	.2	6.1	32,872	31,807	3.3
Total other retail	57,216	57,497	56,141	(.5)	1.9	57,046	56,136	1.6

Covered loans (a)	--	--	--	--	--	--	2,169	nm

Total loans	$294,865	$292,436	$283,677	.8	3.9	$290,686	$280,701	3.6

(a)  During the fourth quarter of 2018, the majority of the Company’s covered loans were sold or the loss share coverage expired, with any remaining loan balances reclassified to be included in their respective portfolio category.

Average total loans for the fourth quarter of 2019 were $11.2 billion (3.9 percent) higher than the fourth quarter of 2018. The increase was due to growth in residential mortgages (8.4 percent), total commercial loans (3.4 percent), credit card loans (7.6 percent), and other retail loans (6.1 percent). These increases were partially offset by a decrease in total commercial real estate loans (1.1 percent) given the later stage of the business cycle.

Average total loans were $2.4 billion (0.8 percent) higher than the third quarter of 2019 primarily driven by growth in residential mortgages (1.9 percent), total commercial real estate loans (1.9 percent), and credit card loans (1.8 percent).

U.S. Bancorp Fourth Quarter 2019 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change

Noninterest-bearing deposits	$74,313	$74,594	$77,160	(.4)	(3.7)	$73,863	$78,196	(5.5)
Interest-bearing savings deposits
Interest checking	75,563	72,007	71,013	4.9	6.4	72,553	70,154	3.4
Money market savings	116,619	114,475	99,594	1.9	17.1	109,849	101,732	8.0
Savings accounts	46,945	46,348	44,544	1.3	5.4	46,130	44,713	3.2
Total savings deposits	239,127	232,830	215,151	2.7	11.1	228,532	216,599	5.5
Time deposits	43,012	42,509	42,054	1.2	2.3	44,417	38,667	14.9
Total interest-bearing deposits	282,139	275,339	257,205	2.5	9.7	272,949	255,266	6.9

Total deposits	$356,452	$349,933	$334,365	1.9	6.6	$346,812	$333,462	4.0

Average total deposits for the fourth quarter of 2019 were $22.1 billion (6.6 percent) higher than the fourth quarter of 2018. Average noninterest-bearing deposits decreased $2.8 billion (3.7 percent) year-over-year primarily due to the migration of balances to interest-bearing deposits and the continued deployment by customers of business deposits within Corporate and Commercial Banking. Average total savings deposits were $24.0 billion (11.1 percent) higher year-over-year driven by Wealth Management and Investment Services, Corporate and Commercial Banking and Consumer and Business Banking. Average time deposits were $958 million (2.3 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics. In addition, there was growth in consumer time deposits related to the migration of balances to higher yielding products.

Average total deposits increased $6.5 billion (1.9 percent) from the third quarter of 2019. On a linked quarter basis, average noninterest-bearing deposits decreased $281 million (0.4 percent). Average total savings deposits increased $6.3 billion (2.7 percent) on a linked quarter basis primarily due to increases in Wealth Management and Investment Services, Corporate and Commercial Banking, and Consumer and Business Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, increased $503 million (1.2 percent) on a linked quarter basis.

U.S. Bancorp Fourth Quarter 2019 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q19 vs	4Q19 vs	Full Year	Full Year	Percent
	2019	2019	2018	3Q19	4Q18	2019	2018	Change

Credit and debit card revenue	$378	$366	$382	3.3	(1.0)	$1,413	$1,401	.9
Corporate payment products revenue	158	177	163	(10.7)	(3.1)	664	644	3.1
Merchant processing services	409	410	389	(.2)	5.1	1,601	1,531	4.6
Trust and investment management fees	438	421	409	4.0	7.1	1,673	1,619	3.3
Deposit service charges	231	234	253	(1.3)	(8.7)	909	1,070	(15.0)
Treasury management fees	140	139	143	.7	(2.1)	578	594	(2.7)
Commercial products revenue	226	240	225	(5.8)	.4	934	895	4.4
Mortgage banking revenue	244	272	171	(10.3)	42.7	874	720	21.4
Investment products fees	48	46	48	4.3	--	186	188	(1.1)
Securities gains (losses), net	26	25	5	4.0	nm	73	30	nm
Other	138	284	310	(51.4)	(55.5)	926	910	1.8

Total noninterest income	$2,436	$2,614	$2,498	(6.8)	(2.5)	$9,831	$9,602	2.4

Fourth quarter noninterest income of $2,436 million was $62 million (2.5 percent) lower than the fourth quarter of 2018. Excluding notable items in both the fourth quarter of 2019 and the fourth quarter of 2018, noninterest income increased $154 million (6.4 percent) led by growth in payment services revenue, trust and investment management fees, mortgage banking revenue, and other noninterest income. Payment services revenue increased $11 million (1.2 percent) due to higher merchant processing services of $20 million (5.1 percent) driven by higher sales volumes and merchant fees, partially offset by slightly lower credit and debit card revenue of $4 million (1.0 percent) and corporate payment products revenue of $5 million (3.1 percent). The decline in corporate payment products revenue was driven by lower commercial business sales volumes. Trust and investment management fees increased $29 million (7.1 percent) due to business growth and favorable market conditions. Mortgage banking revenue increased $73 million (42.7 percent) driven by higher mortgage production and gain on sale margins. Other noninterest income in the fourth quarter of 2019 included a charge of $140 million for increased derivative liability related to Visa shares previously sold by the Company. Other noninterest income in the fourth quarter of 2018 included the impacts of notable items related to a gain from the sale of the Company’s ATM servicing business of $340 million and charges for asset impairments related to the sale of a majority of the Company’s covered loans and other certain assets of $264 million. Excluding these notable items, other noninterest income increased by $44 million year-over-year primarily due to a gain on the sale of a loan portfolio. Partially offsetting these increases was a decline in deposit service charges of $22 million (8.7 percent) primarily due to the sale of the Company’s ATM servicing business in the fourth quarter of 2018.

Noninterest income was $178 million (6.8 percent) lower in the fourth quarter of 2019 compared with the third quarter of 2019. Excluding the fourth quarter notable item, noninterest income was $38 million (1.5 percent) lower than the third quarter of 2019, reflecting lower payment services revenue, commercial products revenue, and mortgage banking revenue, partially offset by higher trust and investment management fees. Payment services revenue decreased slightly compared with the third quarter of 2019 driven by lower corporate payment products revenue of $19 million (10.7 percent) due to seasonally lower sales volumes, partially offset by higher credit and debit card revenue of $12 million (3.3 percent) due to seasonally higher sales volumes and higher fees. Commercial products revenue was $14 million (5.8 percent) lower on a linked quarter basis driven by a seasonal reduction in corporate bond fees and trading income. Mortgage banking revenue decreased $28 million (10.3 percent) due to seasonally lower application volumes and an unfavorable change in the valuation of mortgage servicing rights, net of hedging activities. Partially offsetting these decreases was an increase in trust and investment management fees of $17 million (4.0 percent) driven by business growth, billing cycle timing, and favorable market conditions.

U.S. Bancorp Fourth Quarter 2019 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q19 vs	4Q19 vs	Full Year	Full Year	Percent
	2019	2019	2018	3Q19	4Q18	2019	2018	Change

Compensation	$1,597	$1,595	$1,568	.1	1.8	$6,325	$6,162	2.6
Employee benefits	315	324	308	(2.8)	2.3	1,286	1,231	4.5
Net occupancy and equipment	286	279	266	2.5	7.5	1,123	1,063	5.6
Professional services	139	114	133	21.9	4.5	454	407	11.5
Marketing and business development	117	109	115	7.3	1.7	426	429	(.7)
Technology and communications	291	277	254	5.1	14.6	1,095	978	12.0
Postage, printing and supplies	71	74	80	(4.1)	(11.3)	290	324	(10.5)
Other intangibles	44	42	41	4.8	7.3	168	161	4.3
Other	541	330	515	63.9	5.0	1,618	1,709	(5.3)

Total noninterest expense	$3,401	$3,144	$3,280	8.2	3.7	$12,785	$12,464	2.6

Fourth quarter noninterest expense of $3,401 million was $121 million (3.7 percent) higher than the fourth quarter of 2018. Included in the fourth quarter were notable items related to severance charges and other accruals of $200 million in 2019 and severance charges and accruals of legal matters of $174 million in 2018. Excluding notable items from both periods, fourth quarter noninterest expense increased $95 million (3.1 percent) compared with the fourth quarter of 2018 primarily due to increased personnel expense, higher technology and communications expense, and higher net occupancy and equipment expense. Compensation expense increased $29 million (1.8 percent) compared with the fourth quarter of 2018 driven by the impact of hiring to support business growth, merit increases, and higher variable compensation related to business production in mortgage banking. Employee benefits expense increased $7 million (2.3 percent) primarily due to higher medical costs compared with a year ago. Technology and communications expense increased $37 million (14.6 percent) and net occupancy and equipment expense increased $20 million (7.5 percent) primarily to support business growth.

Noninterest expense increased $257 million (8.2 percent) on a linked quarter basis. Excluding the impact of the current quarter notable items, fourth quarter noninterest expense increased $57 million (1.8 percent) primarily due to seasonally higher professional services expense of $25 million (21.9 percent) and an increase of $14 million (5.1 percent) in technology and communications expense driven by capital expenditures to support business growth. Partially offsetting these increases, employee benefits expense decreased $9 million (2.8 percent) driven by seasonally lower payroll taxes.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2019 resulted in a tax rate of 20.2 percent on a taxable-equivalent basis (effective tax rate of 19.2 percent), compared with 14.6 percent on a taxable-equivalent basis (effective tax rate of 13.5 percent) in the fourth quarter of 2018, and a tax rate of 20.4 percent on a taxable-equivalent basis (effective tax rate of 19.6 percent) in the third quarter of 2019. The fourth quarter of 2018 tax rates reflected the favorable impact of deferred tax assets and liabilities adjustments related to tax reform estimates. Excluding the changes in estimates related to deferred tax assets and liabilities in the fourth quarter of 2018, the taxable-equivalent rate was 20.1 percent.

U.S. Bancorp Fourth Quarter 2019 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q		3Q		2Q		1Q		4Q
	2019	% (a)	2019	% (a)	2019	% (a)	2019	% (a)	2018	% (a)
Balance, beginning of period	$4,481		$4,466		$4,451		$4,441		$4,426

Net charge-offs
Commercial	74	.30	72	.29	56	.23	71	.30	64	.27
Lease financing	4	.29	3	.22	3	.22	2	.15	3	.22

Total commercial	78	.30	75	.29	59	.23	73	.29	67	.26
Commercial mortgages	7	.10	3	.04	2	.03	--	--	(8)	(.11)
Construction and development	--	--	3	.11	(1)	(.04)	--	--	1	.04

Total commercial real estate	7	.07	6	.06	1	.01	--	--	(7)	(.07)

Residential mortgages	(1)	(.01)	(3)	(.02)	4	.02	3	.02	2	.01

Credit card	230	3.79	211	3.53	227	3.99	225	4.04	219	3.88

Retail leasing	4	.19	3	.14	2	.09	4	.19	3	.14
Home equity and second mortgages	--	--	(1)	(.03)	(1)	(.03)	(1)	(.03)	1	.02
Other	67	.79	61	.72	58	.71	63	.80	68	.85

Total other retail	71	.49	63	.43	59	.42	66	.47	72	.51

Total net charge-offs	385	.52	352	.48	350	.49	367	.52	353	.49
Provision for credit losses	395		367		365		377		368

Balance, end of period	$4,491		$4,481		$4,466		$4,451		$4,441

Components
Allowance for loan losses	$4,020		$4,007		$4,019		$3,990		$3,973
Liability for unfunded credit commitments	471		474		447		461		468

Total allowance for credit losses	$4,491		$4,481		$4,466		$4,451		$4,441

Gross charge-offs	$479		$451		$464		$473		$442
Gross recoveries	$94		$99		$114		$106		$89

Allowance for credit losses as a percentage of
Period-end loans	1.52		1.52		1.53		1.55		1.55
Nonperforming loans	649		541		556		519		544
Nonperforming assets	542		458		469		443		449

(a) Annualized and calculated on average loan balances

U.S. Bancorp Fourth Quarter 2019 Results

Credit quality was relatively stable on both a linked quarter and year-over-year basis. The Company’s provision for credit losses for the fourth quarter of 2019 was $395 million, which was $28 million (7.6 percent) higher than the prior quarter and $27 million (7.3 percent) higher than the fourth quarter of 2018, primarily reflecting loan growth.

Total net charge-offs in the fourth quarter of 2019 were $385 million, compared with $352 million in the third quarter of 2019, and $353 million in the fourth quarter of 2018. Net charge-offs increased $33 million (9.4 percent) compared with the third quarter of 2019 mainly due to seasonally lower credit card net charge-offs in the third quarter and higher total other retail net charge-offs in the fourth quarter. Net charge-offs increased $32 million (9.1 percent) compared with the fourth quarter of 2018 primarily due to higher total commercial, total commercial real estate, and credit card net charge-offs, in line with loan growth. The net charge-off ratio was 0.52 percent in the fourth quarter of 2019, compared with 0.48 percent in in the third quarter of 2019 and 0.49 percent in the fourth quarter of 2018.

The allowance for credit losses was $4,491 million at December 31, 2019, compared with $4,481 million at September 30, 2019, and $4,441 million at December 31, 2018. The ratio of the allowance for credit losses to period-end loans was 1.52 percent at December 31, 2019, and at September 30, 2019, compared with 1.55 percent at December 31, 2018. The ratio of the allowance for credit losses to nonperforming loans was 649 percent at December 31, 2019, compared with 541 percent at September 30, 2019, and 544 percent at December 31, 2018.

Nonperforming assets were $829 million at December 31, 2019, compared with $979 million at September 30, 2019, and $989 million at December 31, 2018. The ratio of nonperforming assets to loans and other real estate was 0.28 percent at December 31, 2019, compared with 0.33 percent at September 30, 2019, and 0.34 percent at December 31, 2018. The year-over-year decrease in nonperforming assets was driven by improvements in nonperforming residential mortgages, total commercial real estate loans, other retail loans, and other real estate owned. Accruing loans 90 days or more past due were $605 million at December 31, 2019, compared with $600 million at September 30, 2019, and $584 million at December 31, 2018.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2019	2019	2019	2019	2018

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.08	.10	.26	.07	.07
Commercial real estate	.01	.01	--	.01	--
Residential mortgages	.17	.17	.17	.18	.18
Credit card	1.23	1.16	1.14	1.29	1.25
Other retail	.17	.18	.17	.19	.19
Total loans	.20	.20	.26	.21	.20

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.27	.40	.53	.34	.27
Commercial real estate	.21	.23	.24	.33	.29
Residential mortgages	.51	.53	.55	.62	.63
Credit card	1.23	1.16	1.14	1.29	1.25
Other retail	.46	.47	.47	.49	.54
Total loans	.44	.49	.53	.51	.49

U.S. Bancorp Fourth Quarter 2019 Results

ASSET QUALITY (a)
($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2019	2019	2019	2019	2018
Nonperforming loans
Commercial	$172	$290	$254	$247	$186
Lease financing	32	29	25	24	23
Total commercial	204	319	279	271	209
Commercial mortgages	74	82	81	79	76
Construction and development	8	7	11	48	39
Total commercial real estate	82	89	92	127	115
Residential mortgages	241	251	263	287	296
Credit card	--	--	--	--	--
Other retail	165	170	169	173	197

Total nonperforming loans	692	829	803	858	817

Other real estate	78	84	88	93	111

Other nonperforming assets	59	66	62	54	61

Total nonperforming assets	$829	$979	$953	$1,005	$989
Accruing loans 90 days or more past due	$605	$600	$752	$595	$584

Performing restructured loans, excluding GNMA	$2,129	$2,145	$2,142	$2,173	$2,218

Performing restructured GNMA	$1,622	$1,690	$1,598	$1,578	$1,639

Nonperforming assets to loans plus ORE (%)	.28	.33	.33	.35	.34

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2019 Results

COMMON SHARES
(Millions)	4Q 2019	3Q 2019	2Q 2019	1Q 2019	4Q 2018

Beginning shares outstanding	1,571	1,584	1,599	1,608	1,623
Shares issued for stock incentive plans, acquisitions and other corporate purposes	3	1	--	3	1
Shares repurchased	(40)	(14)	(15)	(12)	(16)
Ending shares outstanding	1,534	1,571	1,584	1,599	1,608

CAPITAL POSITION
($ in millions)	Dec 31 2019	Sep 30 2019	Jun 30 2019	Mar 31 2019	Dec 31 2018

Total U.S. Bancorp shareholders’ equity	$51,853	$53,517	$52,913	$52,057	$51,029

Basel III Standardized Approach
Common equity tier 1 capital	$35,713	$37,653	$36,909	$35,732	$34,724
Tier 1 capital	41,721	43,667	42,923	41,748	40,741
Total risk-based capital	49,744	51,684	50,370	49,194	48,178

Common equity tier 1 capital ratio	9.1%	9.6%	9.5%	9.3%	9.1%
Tier 1 capital ratio	10.7	11.2	11.0	10.9	10.7
Total risk-based capital ratio	12.7	13.2	13.0	12.8	12.6
Leverage ratio	8.8	9.3	9.3	9.2	9.0

Basel III Advanced Approaches
Common equity tier 1 capital ratio	11.9	12.6	12.3	12.0	11.8

Tangible common equity to tangible assets (a)	7.5	8.0	7.9	7.9	7.8
Tangible common equity to risk-weighted assets (a)	9.3	9.7	9.7	9.5	9.4

(a) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $51.9 billion at December 31, 2019, compared with $53.5 billion at September 30, 2019, and $51.0 billion at December 31, 2018. During the fourth quarter, the Company returned $2,947 million of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.1 percent at December 31, 2019, compared with 9.6 percent at September 30, 2019, and 9.1 percent at December 31, 2018. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 11.9 percent at December 31, 2019, compared with 12.6 percent at September 30, 2019, and 11.8 percent at December 31, 2018.

U.S. Bancorp Fourth Quarter 2019 Results

Investor Conference Call

On Wednesday, Jan. 15, 2020, at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chairman and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 5218746. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CT on Wednesday, Jan. 15 and will be accessible until Wednesday, Jan. 22 at 11:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 5218746.

About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $495 billion in assets as of December 31, 2019, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2019 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets, could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Fourth Quarter 2019 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not defined in banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Interest Income
Loans	$3,422	$3,475	$14,099	$13,120
Loans held for sale	55	57	162	165
Investment securities	709	689	2,893	2,616
Other interest income	69	90	340	272
Total interest income	4,255	4,311	17,494	16,173
Interest Expense
Deposits	654	606	2,855	1,869
Short-term borrowings	79	113	360	378
Long-term debt	315	289	1,227	1,007
Total interest expense	1,048	1,008	4,442	3,254
Net interest income	3,207	3,303	13,052	12,919
Provision for credit losses	395	368	1,504	1,379
Net interest income after provision for credit losses	2,812	2,935	11,548	11,540
Noninterest Income
Credit and debit card revenue	378	382	1,413	1,401
Corporate payment products revenue	158	163	664	644
Merchant processing services	409	389	1,601	1,531
Trust and investment management fees	438	409	1,673	1,619
Deposit service charges	231	253	909	1,070
Treasury management fees	140	143	578	594
Commercial products revenue	226	225	934	895
Mortgage banking revenue	244	171	874	720
Investment products fees	48	48	186	188
Securities gains (losses), net	26	5	73	30
Other	138	310	926	910
Total noninterest income	2,436	2,498	9,831	9,602
Noninterest Expense
Compensation	1,597	1,568	6,325	6,162
Employee benefits	315	308	1,286	1,231
Net occupancy and equipment	286	266	1,123	1,063
Professional services	139	133	454	407
Marketing and business development	117	115	426	429
Technology and communications	291	254	1,095	978
Postage, printing and supplies	71	80	290	324
Other intangibles	44	41	168	161
Other	541	515	1,618	1,709
Total noninterest expense	3,401	3,280	12,785	12,464
Income before income taxes	1,847	2,153	8,594	8,678
Applicable income taxes	354	291	1,648	1,554
Net income	1,493	1,862	6,946	7,124
Net (income) loss attributable to noncontrolling interests	(7)	(6)	(32)	(28)
Net income attributable to U.S. Bancorp	$1,486	$1,856	$6,914	$7,096
Net income applicable to U.S. Bancorp common shareholders	$1,408	$1,777	$6,583	$6,784
Earnings per common share	$.91	$1.10	$4.16	$4.15
Diluted earnings per common share	$.90	$1.10	$4.16	$4.14
Dividends declared per common share	$.42	$.37	$1.58	$1.34
Average common shares outstanding	1,556	1,615	1,581	1,634
Average diluted common shares outstanding	1,558	1,618	1,583	1,638

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	December 31, 2019	December 31, 2018
Assets
Cash and due from banks	$22,405	$21,453
Investment securities
Held-to-maturity	--	46,050
Available-for-sale	122,613	66,115
Loans held for sale	5,578	2,056
Loans
Commercial	103,863	102,444
Commercial real estate	39,746	39,539
Residential mortgages	70,586	65,034
Credit card	24,789	23,363
Other retail	57,118	56,430
Total loans	296,102	286,810
Less allowance for loan losses	(4,020)	(3,973)
Net loans	292,082	282,837
Premises and equipment	3,702	2,457
Goodwill	9,655	9,369
Other intangible assets	3,223	3,392
Other assets	36,168	33,645
Total assets	$495,426	$467,374

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$75,590	$81,811
Interest-bearing	286,326	263,664
Total deposits	361,916	345,475
Short-term borrowings	23,723	14,139
Long-term debt	40,167	41,340
Other liabilities	17,137	14,763
Total liabilities	442,943	415,717
Shareholders’ equity
Preferred stock	5,984	5,984
Common stock	21	21
Capital surplus	8,475	8,469
Retained earnings	63,186	59,065
Less treasury stock	(24,440)	(20,188)
Accumulated other comprehensive income (loss)	(1,373)	(2,322)
Total U.S. Bancorp shareholders’ equity	51,853	51,029
Noncontrolling interests	630	628
Total equity	52,483	51,657
Total liabilities and equity	$495,426	$467,374

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Total equity	$52,483	$54,147	$53,540	$52,686	$51,657
Preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Noncontrolling interests	(630)	(630)	(627)	(629)	(628)
Goodwill (net of deferred tax liability) (1)	(8,788)	(8,781)	(8,708)	(8,716)	(8,549)
Intangible assets, other than mortgage servicing rights	(677)	(687)	(703)	(685)	(601)
Tangible common equity (a)	36,404	38,065	37,518	36,672	35,895

Total assets	495,426	487,671	481,719	475,775	467,374
Goodwill (net of deferred tax liability) (1)	(8,788)	(8,781)	(8,708)	(8,716)	(8,549)
Intangible assets, other than mortgage servicing rights	(677)	(687)	(703)	(685)	(601)
Tangible assets (b)	485,961	478,203	472,308	466,374	458,224

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)	391,269 *	390,622	388,709	384,394	381,661

Ratios*
Tangible common equity to tangible assets (a)/(b)	7.5%	8.0%	7.9%	7.9%	7.8%
Tangible common equity to risk-weighted assets (a)/(c)	9.3	9.7	9.7	9.5	9.4

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Net income applicable to U.S. Bancorp common shareholders	$1,408	$1,821	$1,741	$1,613	$1,777
Intangibles amortization (net-of-tax)	35	33	33	32	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,443	1,854	1,774	1,645	1,809
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (d)	5,725	7,356	7,115	6,671	7,177

Average total equity	53,777	53,921	53,066	52,218	51,370
Average preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Average noncontrolling interests	(630)	(629)	(628)	(629)	(630)
Average goodwill (net of deferred tax liability) (1)	(8,796)	(8,725)	(8,715)	(8,732)	(8,574)
Average intangible assets, other than mortgage servicing rights	(683)	(689)	(681)	(671)	(605)
Average tangible common equity (e)	37,684	37,894	37,058	36,202	35,577

Return on tangible common equity (d)/(e)	15.2%	19.4%	19.2%	18.4%	20.2%

Net interest income	$3,207	$3,281	$3,305	$3,259	$3,303
Taxable-equivalent adjustment (2)	24	25	27	27	28
Net interest income, on a taxable-equivalent basis	3,231	3,306	3,332	3,286	3,331

Net interest income, on a taxable-equivalent basis (as calculated above)	3,231	3,306	3,332	3,286	3,331
Noninterest income	2,436	2,614	2,490	2,291	2,498
Less: Securities gains (losses), net	26	25	17	5	5
Total net revenue, excluding net securities gains (losses) (f)	5,641	5,895	5,805	5,572	5,824

Noninterest expense (g)	3,401	3,144	3,153	3,087	3,280
Less: Intangible amortization	44	42	42	40	41
Noninterest expense, excluding intangible amortization (h)	3,357	3,102	3,111	3,047	3,239

Efficiency ratio (g)/(f)	60.3%	53.3%	54.3%	55.4%	56.3%
Tangible efficiency ratio (h)/(f)	59.5	52.6	53.6	54.7	55.6

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES

	Year Ended
(Dollars in Millions, Unaudited)	December 31, 2019	December 31, 2018
Net income applicable to U.S. Bancorp common shareholders	$6,583	$6,784
Intangibles amortization (net-of-tax)	133	127
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (a)	6,716	6,911

Average total equity	53,252	50,391
Average preferred stock	(5,984)	(5,636)
Average noncontrolling interests	(629)	(628)
Average goodwill (net of deferred tax liability) (1)	(8,742)	(8,606)
Average intangible assets, other than mortgage servicing rights	(681)	(595)
Average tangible common equity (b)	37,216	34,926

Return on tangible common equity (a)/(b)	18.0%	19.8%

Net interest income	$13,052	$12,919
Taxable-equivalent adjustment (2)	103	116
Net interest income, on a taxable-equivalent basis	13,155	13,035

Net interest income, on a taxable-equivalent basis (as calculated above)	13,155	13,035
Noninterest income	9,831	9,602
Less: Securities gains (losses), net	73	30
Total net revenue, excluding net securities gains (losses) (c)	22,913	22,607

Noninterest expense (d)	12,785	12,464
Less: Intangible amortization	168	161
Noninterest expense, excluding intangible amortization (e)	12,617	12,303

Efficiency ratio (d)/(c)	55.8%	55.1%
Tangible efficiency ratio (e)/(c)	55.1	54.4

(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			4Q 2019
Business Line	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change	Earnings Composition
Corporate and Commercial Banking	$355	$366	$397	(3.0)	(10.6)	$1,536	$1,588	(3.3)	24	%
Consumer and Business Banking	526	642	571	(18.1)	(7.9)	2,274	2,236	1.7	36
Wealth Management and Investment Services	211	235	190	(10.2)	11.1	895	814	10.0	14
Payment Services	405	418	397	(3.1)	2.0	1,516	1,491	1.7	27
Treasury and Corporate Support	(11)	247	301	nm	nm	693	967	(28.3)	(1)

Consolidated Company	$1,486	$1,908	$1,856	(22.1)	(19.9)	$6,914	$7,096	(2.6)	100	%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2019, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$718	$709	$747	1.3	(3.9)	$2,871	$2,936	(2.2)
Noninterest income	200	213	213	(6.1)	(6.1)	867	843	2.8
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	918	922	960	(.4)	(4.4)	3,738	3,779	(1.1)
Noninterest expense	393	393	401	--	(2.0)	1,607	1,591	1.0
Other intangibles	1	1	1	--	--	4	4	--
Total noninterest expense	394	394	402	--	(2.0)	1,611	1,595	1.0
Income before provision and taxes	524	528	558	(.8)	(6.1)	2,127	2,184	(2.6)
Provision for credit losses	51	40	28	27.5	82.1	78	65	20.0
Income before income taxes	473	488	530	(3.1)	(10.8)	2,049	2,119	(3.3)
Income taxes and taxable-equivalent adjustment	118	122	133	(3.3)	(11.3)	513	531	(3.4)
Net income	355	366	397	(3.0)	(10.6)	1,536	1,588	(3.3)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$355	$366	$397	(3.0)	(10.6)	$1,536	$1,588	(3.3)

Average Balance Sheet Data
Loans	$97,258	$96,232	$94,792	1.1	2.6	$96,608	$93,854	2.9
Other earning assets	3,926	4,016	3,292	(2.2)	19.3	3,751	3,072	22.1
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	7	8	10	(12.5)	(30.0)	8	11	(27.3)
Assets	107,942	107,128	104,039	.8	3.8	106,716	102,801	3.8

Noninterest-bearing deposits	28,893	28,861	31,859	.1	(9.3)	29,152	32,938	(11.5)
Interest-bearing deposits	77,190	72,061	70,780	7.1	9.1	72,780	69,913	4.1
Total deposits	106,083	100,922	102,639	5.1	3.4	101,932	102,851	(.9)

Total U.S. Bancorp shareholders’ equity	10,429	10,379	10,519	.5	(.9)	10,399	10,463	(.6)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $355 million of the Company’s net income in the fourth quarter of 2019, compared with $397 million in the fourth quarter of 2018. Total net revenue decreased $42 million (4.4 percent) due to a decrease of $29 million (3.9 percent) in net interest income and a decrease of $13 million (6.1 percent) in total noninterest income. Net interest income decreased primarily due to lower noninterest bearing deposit balances compared with the prior year, loan mix, and lower spreads on loans, reflecting a competitive marketplace, partially offset by loan and interest-bearing deposit growth. Noninterest bearing deposits are declining as customers deploy balances to support business growth. Total noninterest income decreased year-over-year primarily due to lower capital markets revenue, partially offset by higher trading revenue and corporate bond underwriting fees. Total noninterest expense was $8 million (2.0 percent) lower compared with a year ago primarily due to lower FDIC assessment costs and lower legal and professional expense, partially offset by higher loan costs. The provision for credit losses increased $23 million (82.1 percent) primarily due to higher net charge-offs.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,541	$1,580	$1,575	(2.5)	(2.2)	$6,261	$6,156	1.7
Noninterest income	617	668	562	(7.6)	9.8	2,387	2,316	3.1
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	2,158	2,248	2,137	(4.0)	1.0	8,648	8,472	2.1
Noninterest expense	1,359	1,318	1,302	3.1	4.4	5,285	5,232	1.0
Other intangibles	5	5	6	--	(16.7)	20	27	(25.9)

Total noninterest expense	1,364	1,323	1,308	3.1	4.3	5,305	5,259	.9

Income before provision and taxes	794	925	829	(14.2)	(4.2)	3,343	3,213	4.0
Provision for credit losses	92	69	68	33.3	35.3	310	232	33.6

Income before income taxes	702	856	761	(18.0)	(7.8)	3,033	2,981	1.7
Income taxes and taxable-equivalent adjustment	176	214	190	(17.8)	(7.4)	759	745	1.9

Net income	526	642	571	(18.1)	(7.9)	2,274	2,236	1.7
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$526	$642	$571	(18.1)	(7.9)	$2,274	$2,236	1.7

Average Balance Sheet Data
Loans	$146,843	$145,921	$141,041	.6	4.1	$144,595	$140,875	2.6
Other earning assets	5,480	4,711	3,400	16.3	61.2	3,989	3,501	13.9
Goodwill	3,475	3,475	3,526	--	(1.4)	3,475	3,604	(3.6)
Other intangible assets	2,435	2,442	3,034	(.3)	(19.7)	2,617	2,953	(11.4)
Assets	162,448	160,842	155,426	1.0	4.5	158,884	155,267	2.3

Noninterest-bearing deposits	29,186	28,632	27,935	1.9	4.5	27,876	27,691	.7
Interest-bearing deposits	131,236	129,668	125,726	1.2	4.4	129,289	124,934	3.5

Total deposits	160,422	158,300	153,661	1.3	4.4	157,165	152,625	3.0

Total U.S. Bancorp shareholders’ equity	11,704	11,668	11,713	.3	(.1)	11,713	11,812	(.8)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $526 million of the Company’s net income in the fourth quarter of 2019, compared with $571 million in the fourth quarter of 2018. Total net revenue increased $21 million (1.0 percent) reflecting a decrease in net interest income of $34 million (2.2 percent) and an increase of $55 million (9.8 percent) in total noninterest income. Net interest income decreased primarily due to lower spreads on loans driven by the decline in interest rates, partially offset by growth in noninterest-bearing and interest-bearing deposit balances as well as higher loan volumes. Total noninterest income increased primarily due to higher mortgage banking revenue driven by higher production and gain on sale margins, partially offset by the reduction in ATM processing services revenue due to the sale of the Company’s ATM third-party servicing business in 2018. Total noninterest expense in the fourth quarter of 2019 increased $56 million (4.3 percent) primarily due to higher net shared services expense, reflecting the impact of technology development and investment in infrastructure supporting business growth, as well as costs to manage the business and higher production incentives in support of business growth. Partially offsetting these increases were lower FDIC assessment costs. The provision for credit losses increased $24 million (35.3 percent) primarily due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$269	$294	$287	(8.5)	(6.3)	$1,157	$1,131	2.3
Noninterest income	472	452	443	4.4	6.5	1,799	1,748	2.9
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	741	746	730	(.7)	1.5	2,956	2,879	2.7
Noninterest expense	458	429	472	6.8	(3.0)	1,752	1,778	(1.5)
Other intangibles	4	3	4	33.3	--	13	16	(18.8)
Total noninterest expense	462	432	476	6.9	(2.9)	1,765	1,794	(1.6)
Income before provision and taxes	279	314	254	(11.1)	9.8	1,191	1,085	9.8
Provision for credit losses	(3)	1	--	nm	nm	(3)	(2)	(50.0)
Income before income taxes	282	313	254	(9.9)	11.0	1,194	1,087	9.8
Income taxes and taxable-equivalent adjustment	71	78	64	(9.0)	10.9	299	273	9.5
Net income	211	235	190	(10.2)	11.1	895	814	10.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$211	$235	$190	(10.2)	11.1	$895	$814	10.0

Average Balance Sheet Data
Loans	$10,335	$10,260	$9,777	.7	5.7	$10,080	$9,364	7.6
Other earning assets	277	265	232	4.5	19.4	282	184	53.3
Goodwill	1,617	1,617	1,618	--	(.1)	1,617	1,618	(.1)
Other intangible assets	46	47	57	(2.1)	(19.3)	49	63	(22.2)
Assets	13,409	13,543	12,822	(1.0)	4.6	13,330	12,437	7.2
Noninterest-bearing deposits	12,354	13,575	13,723	(9.0)	(10.0)	13,195	14,006	(5.8)
Interest-bearing deposits	66,553	65,858	54,329	1.1	22.5	62,031	56,000	10.8
Total deposits	78,907	79,433	68,052	(.7)	16.0	75,226	70,006	7.5

Total U.S. Bancorp shareholders’ equity	2,526	2,530	2,488	(.2)	1.5	2,525	2,476	2.0

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $211 million of the Company’s net income in the fourth quarter of 2019, compared with $190 million in the fourth quarter of 2018. Total net revenue increased $11 million (1.5 percent) year-over-year reflecting a decrease in net interest income of $18 million (6.3 percent) and an increase of $29 million (6.5 percent) in noninterest income. Net interest income decreased year-over-year primarily due to funding mix, partially offset by the impact of higher deposit balances. Total noninterest income increased primarily due to favorable market conditions and business growth. Total noninterest expense decreased $14 million (2.9 percent) compared with the fourth quarter of 2018 reflecting lower costs related to FDIC assessment and litigation settlements, partially offset by increased net shared services expense due to technology development and higher compensation expense, reflecting the impact of merit increases, increased staffing, and an increase in medical costs. The provision for credit losses decreased $3 million reflecting a favorable change in the reserve allocation and lower net charge-offs.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$645	$634	$622	1.7	3.7	$2,493	$2,443	2.0
Noninterest income	949	957	939	(.8)	1.1	3,707	3,599	3.0
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	1,594	1,591	1,561	.2	2.1	6,200	6,042	2.6
Noninterest expense	753	741	737	1.6	2.2	2,940	2,859	2.8
Other intangibles	34	33	30	3.0	13.3	131	114	14.9

Total noninterest expense	787	774	767	1.7	2.6	3,071	2,973	3.3

Income before provision and taxes	807	817	794	(1.2)	1.6	3,129	3,069	2.0
Provision for credit losses	267	260	264	2.7	1.1	1,108	1,081	2.5

Income before income taxes	540	557	530	(3.1)	1.9	2,021	1,988	1.7
Income taxes and taxable-equivalent adjustment	135	139	133	(2.9)	1.5	505	497	1.6

Net income	405	418	397	(3.1)	2.0	1,516	1,491	1.7
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$405	$418	$397	(3.1)	2.0	$1,516	$1,491	1.7

Average Balance Sheet Data
Loans	$34,500	$34,044	$32,285	1.3	6.9	$33,566	$31,102	7.9
Other earning assets	276	343	320	(19.5)	(13.8)	348	291	19.6
Goodwill	2,909	2,825	2,631	3.0	10.6	2,839	2,570	10.5
Other intangible assets	552	550	435	.4	26.9	538	406	32.5
Assets	40,682	40,171	37,807	1.3	7.6	39,743	36,912	7.7
Noninterest-bearing deposits	1,312	1,200	1,121	9.3	17.0	1,205	1,099	9.6
Interest-bearing deposits	115	117	111	(1.7)	3.6	115	110	4.5

Total deposits	1,427	1,317	1,232	8.4	15.8	1,320	1,209	9.2

Total U.S. Bancorp shareholders’ equity	7,198	7,058	6,710	2.0	7.3	7,084	6,629	6.9
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $405 million of the Company’s net income in the fourth quarter of 2019, compared with $397 million in the fourth quarter of 2018. Total net revenue increased $33 million (2.1 percent) due to increases of $23 million (3.7 percent) in net interest income and $10 million (1.1 percent) in total noninterest income. Net interest income increased primarily due to growth in loans and loan fees, partially offset by compression on loan rates. Total noninterest income increased year-over-year mainly due to higher merchant processing services driven by higher sales volumes and merchant fees, partially offset by slightly lower credit and debit card and corporate payment products revenue. Total noninterest expense increased $20 million (2.6 percent) over the fourth quarter of 2018 principally due to higher net shared services expense to support business growth, technology development and investment in infrastructure. The provision for credit losses increased $3 million (1.1 percent) reflecting higher net charge-offs, partially offset by a favorable change in the reserve allocation.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	4Q 2019	3Q 2019	4Q 2018	4Q19 vs 3Q19	4Q19 vs 4Q18	Full Year 2019	Full Year 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$58	$89	$100	(34.8)	(42.0)	$373	$369	1.1
Noninterest income	172	299	336	(42.5)	(48.8)	998	1,066	(6.4)
Securities gains (losses), net	26	25	5	4.0	nm	73	30	nm

Total net revenue	256	413	441	(38.0)	(42.0)	1,444	1,465	(1.4)
Noninterest expense	394	221	327	78.3	20.5	1,033	843	22.5
Other intangibles	--	--	--	--	--	--	--	--

Total noninterest expense	394	221	327	78.3	20.5	1,033	843	22.5

Income before provision and taxes	(138)	192	114	nm	nm	411	622	(33.9)
Provision for credit losses	(12)	(3)	8	nm	nm	11	3	nm

Income before income taxes	(126)	195	106	nm	nm	400	619	(35.4)
Income taxes and taxable-equivalent adjustment	(122)	(61)	(201)	nm	39.3	(325)	(376)	13.6

Net income	(4)	256	307	nm	nm	725	995	(27.1)
Net (income) loss attributable to noncontrolling interests	(7)	(9)	(6)	22.2	(16.7)	(32)	(28)	(14.3)

Net income attributable to U.S. Bancorp	$(11)	$247	$301	nm	nm	$693	$967	(28.3)

Average Balance Sheet Data
Loans	$5,929	$5,979	$5,782	(.8)	2.5	$5,837	$5,506	6.0
Other earning assets	134,946	133,902	129,551	.8	4.2	131,481	127,318	3.3
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	161,372	159,770	152,182	1.0	6.0	156,980	149,597	4.9

Noninterest-bearing deposits	2,568	2,326	2,522	10.4	1.8	2,435	2,462	(1.1)
Interest-bearing deposits	7,045	7,635	6,259	(7.7)	12.6	8,734	4,309	nm

Total deposits	9,613	9,961	8,781	(3.5)	9.5	11,169	6,771	65.0

Total U.S. Bancorp shareholders’ equity	21,290	21,657	19,310	(1.7)	10.3	20,902	18,383	13.7

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded a net loss of $(11) million in the fourth quarter of 2019, compared with net income of $301 million in the fourth quarter of 2018. Total net revenue decreased $185 million (42.0 percent) year-over-year driven by decreases in net interest income of $42 million (42.0 percent) and $143 million (41.9 percent) in total noninterest income. Net interest income decreased primarily due to funding mix, partially offset by growth in the investment portfolio. Total noninterest income decreased year-over-year primarily due to notable items in both quarters. The fourth quarter of 2019 notable item was for an increased derivative liability related to Visa shares previously sold by the Company, while fourth quarter of 2018 notable items related to the gain on sale of the Company’s ATM servicing business, offset by certain asset impairments. The impact of the notable items is partially offset by a gain on the sale of a loan portfolio and an increase in gains on the sale of securities. Total noninterest expense increased $67 million (20.5 percent) year-over-year primarily due to notable items booked in both quarters. Included in the fourth quarter are notable items related to severance charges and other accruals in 2019 and severance charges and accruals of legal matters in 2018. In addition to the notable items, noninterest expense increased due to higher compensation expense, reflecting the impact of increased staffing and merit increases, and higher implementation costs of capital investments to support business growth. These increases were partially offset by lower net shared services expense and lower costs related to tax-advantaged projects. The provision for credit losses decreased $20 million reflecting a favorable change in the reserve allocation and lower net charge-offs.

        7